Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

December 31, 2008

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$25,063,412.48	$14,232,955.03
Capital Sub-Account	$2,507,491.30	$3,949,474.11
Overcollateralization Sub-Account	$1,044,100.76	$476,412.03
Reserve Sub-Account	$1,268,644.55	$72.16

REP Deposit Account* $8,610,395.61

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.